Exhibit 18.1
October 29, 2009
Board of Directors
Cognex Corporation
One Vision Drive
Natick, Massachusetts 01760
Dear Directors:
We are providing this letter solely for inclusion as an exhibit to Cognex Corporation’s (the “Company”) Form 10-Q filing pursuant to Item 601 of Regulation S-K.
As stated in the notes to the unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 4, 2009, the Company changed its date as of which its annual goodwill impairment analysis is performed from the last day of fiscal October, to the first day of fiscal October, which is also the first day of the fourth quarter. The notes also state management’s belief that the newly adopted accounting principle is preferable in the circumstances because the information available as of that date ties directly to the Company’s forecasts and the timing allows them to complete their analysis prior to the yearend close.
With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.
Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.
We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Company’s Form 10-Q. We also have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2008. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.

Very truly yours,
/S/ GRANT THORNTON LLP